Exhibit 99.1
Investor Relations:
Erica Abrams or Vanessa Lehr
The Blueshirt Group
(415) 217-7722
erica@blueshirtgroup.com
vanessa@blueshirtgroup.com
Oplink Reports Revenue Growth of 73% and Profitability in the Third Quarter of Fiscal 2006
Fremont, Calif., April 27, 2006 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for the third quarter of fiscal 2006, ended April 2, 2006.
For the third quarter, Oplink reported revenues that increased 73% over the third quarter of the prior year and 15% sequentially to $14.6 million. Oplink reported net income of $1.0 million, or $0.05 per diluted share, for the third quarter of fiscal year 2006 in accordance with accounting principles generally accepted in the United States (GAAP). This compares to a GAAP net loss of $359,000, or ($0.02) per diluted share in the third quarter of fiscal 2005 and a GAAP net loss of $594,000, or ($0.03) per diluted share, reported in the second quarter of fiscal 2006.
Non-GAAP net income for the third quarter of fiscal 2006 was $2.1 million, or $0.09 per diluted share, which excludes $595,000 in stock compensation expense and $460,000 for the write down of assets held for sale. This compares to a non-GAAP net loss of $1.1 million, or ($0.05) per diluted share in the third quarter of fiscal 2005, which excludes $22,000 in stock compensation expense, a benefit of $904,000 related to a terminated acquisition and $163,000 for the net write down of assets held for sale and a non-GAAP net income of $1.2 million, or $0.05 per diluted share in the second quarter of fiscal 2006, which excludes $643,000 of stock compensation expense and $1.1 million of in-process research and development charges related to the acquisition of F3 Inc.
The Company closed the quarter with $184.5 million in cash, cash equivalents and short and long-term investments.
“We are quite pleased with the strength in our business in the third quarter, which was the result of improving market conditions and good demand across our customer base,” commented Joe Liu, president and CEO of Oplink. “We had solid revenue contributions from customers like Huawei, Tellabs and Ciena. We continued to show improvements in gross margins and operating income, and are particularly pleased to report profitability on both a GAAP and non-GAAP basis.

“We are optimistic about the increasing strength in optical telecommunication and networking infrastructure spending. We continue to broaden our customer base as customers are increasingly attracted to our design-in model and integrated, low-cost manufacturing capabilities. As a result, we believe we are uniquely positioned to continue to gain market share as telecom/networking spending increases,” concluded Liu.
Business Outlook
The Company is planning for sequential revenue growth of approximately 10% to 12% in the fourth quarter of fiscal 2006, and expects to generate earnings per diluted share in the range of $0.08 to $0.09 on a GAAP basis. On a non-GAAP basis, excluding stock compensation expense and non-recurring charges, if any, the Company expects earnings per diluted share in the range of $0.10 to $0.11.
Oplink presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. Oplink operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. April 2, 2006 was the Sunday closest to the period ended March 31, 2006. Historical per share data appearing above has been appropriately adjusted to reflect the one-for-seven (1-for-7) reverse stock split effected on November 9, 2005.
Conference Call Information
The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on April 27, 2006. To access the conference call, dial (866) 249-6463 for the US or Canada and (303) 205-0044 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on April 27, 2006 until 11:59 p.m. Pacific Time on April 30, 2006, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11058582.
Non-GAAP Financial Measures
In this earnings release and during our earnings conference call and webcast as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under SEC rules. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for merger fees, stock compensation expense, write down of assets held for sale and in-process research and development.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
Cautionary Statement
This news release contains forward-looking statements, including without limitation statements regarding opportunities for continuing growth, an increase in telecommunications spending, the broadening of Oplink’s customer base, Oplink’s ability to win market share and the guidance given for anticipated revenue and earnings per share for the fourth quarter of fiscal 2006, that involve risks and uncertainties, which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	June 30,
	2006	2005
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$38,737	$29,710
Short-term investments	90,735	95,696
Accounts receivable, net	11,421	7,127
Inventories	8,794	6,999
Prepaid expenses and other current assets	4,497	2,430

Total current assets	154,184	141,962

Long-term investments	55,000	60,727
Property, plant and equipment, net	22,952	25,297
Goodwill and intangible assets, net	1,545	—
Other assets	749	260

Total assets	$234,430	$228,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,708	$3,658
Accrued liabilities and other current liabilities	5,842	6,044

Total current liabilities	11,550	9,702

Non-current liabilities	97	—

Total liabilities	11,647	9,702

Stockholders’ equity	222,783	218,544

Total liabilities and stockholders’ equity	$234,430	$228,246

(1)	The June 30, 2005 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2006	2005	2005	2006	2005

Revenues	$14,597	$12,651	$8,421	$37,931	$25,473

Cost of revenues:
Cost of revenues	10,223	9,164	6,260	27,445	19,152
Stock compensation expense	55	66	—	176	27

Total cost of revenues	10,278	9,230	6,260	27,621	19,179

Gross profit	4,319	3,421	2,161	10,310	6,294

Operating expenses:
Research and development	1,547	1,338	1,929	4,373	5,629
Sales and marketing	1,083	886	935	2,854	2,889
General and administrative	1,451	1,701	1,517	4,788	4,824
Merger fees	—	—	(904)	—	(904)
Stock compensation expense	540	577	22	1,659	100
In-process research and development	—	1,120	—	1,120	—
Amortization of intangible and other assets	27	18	46	45	138

Total operating expenses	4,648	5,640	3,545	14,839	12,676

Loss from operations	(329)	(2,219)	(1,384)	(4,529)	(6,382)
Interest and other income, net	1,843	1,633	1,193	5,036	3,044
Loss on sale/disposal of assets	(445)	(8)	(168)	(472)	(177)

Income (loss) before provision for income taxes	1,069	(594)	(359)	35	(3,515)
Provision for income taxes	41	—	—	41	—

Net income (loss)	$1,028	$(594)	$(359)	$(6)	$(3,515)

Net income (loss) per share:
Basic	$0.05	$(0.03)	$(0.02)	$(0.00)	$(0.17)

Diluted	$0.05	$(0.03)	$(0.02)	$(0.00)	$(0.17)

Shares used in per share calculation:
Basic	21,355	21,318	21,174	21,316	21,128

Diluted	22,234	21,318	21,174	21,316	21,128

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP INCOME (LOSS)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,
	2006	2005	2005	2006	2005

Net income (loss), GAAP	$1,028	$(594)	$(359)	$(6)	$(3,515)
Adjustments to measure non-GAAP:
Merger fees	—	—	(904)	—	(904)
Stock-based compensation	595	643	22	1,835	127
In-process research and development	—	1,120	—	1,120	—
Loss on sale/disposal of assets	460	—	163	460	163

Non-GAAP net income (loss)	$2,083	$1,169	$(1,078)	$3,409	$(4,129)

Net income (loss) per share, non-GAAP:
Basic	$0.10	$0.05	$(0.05)	$0.16	$(0.20)

Diluted	$0.09	$0.05	$(0.05)	$0.15	$(0.20)

Shares used in per share calculation:
Basic	21,355	21,318	21,174	21,316	21,128

Diluted	22,234	21,972	21,174	22,008	21,128

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(6)	$(3,515)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,108	5,946
Stock compensation expense	1,835	206
In-process research and development	1,120	—
Loss on sale/disposal of assets	472	177
Other	156	816
Change in assets and liabilities	(7,146)	(2,325)

Net cash provided by operating activities	1,539	1,305

Cash flows from investing activities:
Net maturities (purchases) of investments	11,765	(23,760)
Net purchases of property and equipment	(1,212)	(5,950)
Acquisition of businesses, net of cash acquired	(4,365)	(67)

Net cash provided by (used in) investing activities	6,188	(29,777)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,253	710
Repurchase of common stock	(11)	—
Repayment of note receivable from stockholders	—	12
Repayment of capital lease obligations	—	(81)

Net cash provided by financing activities	1,242	641

Effect of exchange rate changes on cash	58	—

Net increase (decrease) in cash and cash equivalents	9,027	(27,831)

Cash and cash equivalents, beginning of period	29,710	56,690

Cash and cash equivalents, end of period	$38,737	$28,859